Exhibit 99.1

Contact: Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE
LENNAR ANNOUNCES THE RETIREMENT OF GENERAL COUNSEL MARK SUSTANA AND CHIEF OPERATING OFFICER FRED ROTHMAN
AND WELCOMES KATHERINE LEE MARTIN AS CHIEF LEGAL OFFICER

MIAMI, August 4, 2025 – Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today announced that Mark Sustana, General Counsel and Vice President, will retire from the company, effective September 2, 2025. He will be succeeded by Katherine Lee Martin, who joins Lennar on September 2 as Chief Legal Officer. Ms. Martin most recently served as Executive Vice President, General Counsel and Corporate Secretary at The Hertz Corporation.
Mr. Sustana has served as General Counsel of Lennar since 2005, providing legal oversight and strategic guidance throughout a period of tremendous growth and transformation. In 2018, he was named Vice President. During his tenure, Mr. Sustana played a pivotal role in supporting the company’s expansion, navigating complex legal and regulatory matters, and helping guide Lennar through both strong markets and challenging economic cycles. He will stay on to consult for the company to ensure a smooth transition.
“Mark has been a trusted leader and advisor, and a steady hand through the last 20 years of change and opportunity at Lennar,” said Stuart Miller, Executive Chairman and Co-Chief Executive Officer. “His integrity, wisdom, and dedication to our company have helped shape the foundation we stand on today. We thank him for his many years of service and wish him all the best in his well-deserved retirement.”
Katherine Lee Martin is a seasoned legal executive with more than two decades of experience in corporate law, compliance, and governance. Ms. Martin joined The Hertz Corporation in May 2023 as Vice President and Chief Counsel and took on the additional role of Chief Compliance Officer from January 2024 to June 2024. She was Interim General Counsel and Assistant Corporate Secretary from April 2024 to July 2024 and became Hertz’s Executive Vice President, General Counsel and Corporate Secretary in July 2024. From August 2021 to April 2023, Ms. Martin held various leadership positions at X Corp. (formerly, Twitter, Inc.), a social media and technology company. Prior to that, Ms. Martin spent more than a decade as an Assistant U.S. Attorney at the U.S. Department of Justice. She served as a law clerk in the United States District Court for the Eastern District of Virginia following law school and earned her J.D. from the William & Mary Law School. Before law school, Ms. Martin worked as a staff member for the U.S. House of Representatives.
“We’re very pleased to welcome Katherine to Lennar,” added Mr. Miller. “Her experience across corporate law, litigation, technology, and regulatory issues, marked by a strong commitment to ethical standards and operational excellence, make her a great fit for our company. We look forward to having her as an integral part of the executive team.”
Lennar also announced today that Fred Rothman, Chief Operating Officer, is retiring after nearly 20 years with the company. Mr. Rothman’s retirement will be effective on September 2, 2025, but he will continue to work with the company as a consultant. Lennar does not plan to replace Mr. Rothman.

Mr. Rothman joined Lennar in 2006 and served as Eastern Regional President until his promotion to Chief Operating Officer in 2019. Additionally, Mr. Rothman has been involved with many charitable organizations and has led Lennar's initiative to house wounded veterans nationwide. In 2023, he was honored with the Lee Greenwood Patriot Award in recognition of those contributions. Mr. Rothman is also active in supporting the National Multiple Sclerosis Society.
“Over the years, Fred has been an essential part of Lennar's evolution and growth and has helped guide our homebuilding operations with exceptional insight and focus,” said Mr. Miller. “His efforts have strengthened Lennar across every aspect of our business - from scaling our operations and enhancing efficiency to being instrumental in our shift to a land-light strategy and the successful spin-off of Millrose Properties. We appreciate the many contributions he’s made during his tenure at the company.”
About Lennar Corporation
Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar's homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.